UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 26, 2018

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

47467 Fremont Blvd.

Fremont, California 94538

(Address of principal executive offices)

(510) 897-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                             ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2018, Sigma Designs, Inc. (the “Company”) announced the departure of Mr. Thinh Tran, the Company’s President and Chief Executive Officer, from his positions at the Company and from its Board of Directors (the “Board”), effective as of January 26, 2018. Mr. Tran did not resign as a member of the Board due to any disagreement with the Company.

In connection with Mr. Tran’s departure and resignation from the Board, the Company and Mr. Tran executed a Separation Agreement (the “Separation Agreement”) dated January 26, 2018. Under the Separation Agreement, the parties agreed that Mr. Tran’s departure would be deemed to be an “Involuntary Termination” under the terms of that certain Severance Agreement effective April 18, 2016 (the “Severance Agreement”) previously entered into between the Company and Mr. Tran, a form of which Severance Agreement applicable to each named executive officer of the Company is incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2015.

Pursuant to the Separation Agreement, Mr. Tran would receive, following the execution of such Separation Agreement, severance benefits substantially as provided for in the Severance Agreement upon an Involuntary Termination thereunder:

1.     a one-time lump sum payment in the amount of $729,200;

2.     to the extent Mr. Tran elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a one-time lump sum payment in an amount equal to the estimated twelve-month coverage premiums that would be charged for executive officers and their eligible dependents under Cobra; and

3.     accelerated vesting of (i) 30,000 shares subject to an outstanding option to purchase common stock at an exercise price of $6.48 per share, which will remain exercisable in accordance with its terms; and (ii) 34,500 restricted stock units.

Additionally, if the change-in-control transaction contemplated between the Company and Silicon Laboratories Inc. pursuant to the terms of the Agreement and Plan of Merger dated December 7, 2017 by and between the Company, Silicon Laboratories Inc. and Seguin Merger Subsidiary, Inc. is consummated no later than July 25, 2018, Mr. Tran would receive the following additional benefits:

4.     An additional one-time lump sum payment in the amount of $729,200;

5.     An additional one-time lump sum payment covering premiums under COBRA for twelve additional months; and

6.     Accelerated vesting of (ii) 45,000 additional shares subject to an outstanding option to purchase common stock at an exercise price of $6.48 per share, which will remain exercisable in accordance with its terms and (ii) an additional 26,750 restricted stock units.

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Separation Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Mr. Tran will be succeeded by Elias Nader, the Company’s current Senior Vice President and Chief Financial Officer, who has been appointed interim President and Chief Executive Officer of the Company, effective as January 26, 2018.

Mr. Nader has served as the Company’s Chief Financial Officer since April 2014. Mr. Nader served as the Company’s interim Chief Financial Officer from March 2013 to April 2014 and as the Company’s Corporate Controller from October 2012 to March 2013. Prior to joining the Company, Mr. Nader held several senior level positions in finance and accounting, most recently as group Chief Financial Officer with Imperial Jet, and as Corporate Controller at Dionex Corporation. Mr. Nader is currently a member of the Board of Directors at YuMe, Inc.

A copy of the press release announcing Mr. Tran’s resignation and the appointment of Mr. Nader is furnished as Exhibit 99.1 to this Report.

Item 9.01 Financial Statements and Exhibits

Exhibits\

Item No.	Description

10.1	Separation Agreement dated January 26, 2018 by and between Sigma Designs, Inc. and Thinh Tran

99.1	Press Release issued by Sigma Designs, Inc. dated January 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMA DESIGNS, INC.

Date: January 29, 2018	By:	/s/ Elias Nader
Elias Nader Interim President and Chief Executive Officer and Chief Financial Officer